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                            EXHIBIT (12) * TO REPORT
                             ON FORM 10-K FOR FISCAL
                            YEAR ENDED JUNE 30, 2000
                         BY PARKER-HANNIFIN CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               AS OF JUNE 30, 2000
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                                                             EXHIBIT 12

                                                     PARKER-HANNIFIN CORPORATION
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                           (IN THOUSANDS)

                                                                              Fiscal Year Ended June 30,
                                                                    2000        1999         1998        1997         1996
                                                            ---------------------------------------------------------------
            EARNINGS
            --------
            Income from continuing operations before           $ 562,187   $ 477,694    $ 503,988   $ 424,867    $ 374,479
              income taxes

            Add:
              Interest on indebtedness, exclusive of              51,576      63,132       52,463      46,373       35,665
                interest capitalized in accordance
                with FASB #34 and interest on ESOP
                loan guarantee

              Amortization of deferred loan costs                    659         565          324         286          146

              Portion of rents representative of                  13,457      14,093       12,355      11,102        9,966
                interest factor

              Equity share of losses of companies                  1,359                      583       1,327          513
                for which debt obligations are not
                guaranteed

              Amortization of previously capitalized                 254         313          296         220          219
                interest

                                                            ---------------------------------------------------------------
                                        Income as adjusted     $ 629,492   $ 555,797    $ 570,009   $ 484,175    $ 420,988
                                                            ===============================================================


            FIXED CHARGES
            -------------

            Interest on indebtedness, exclusive of              $ 51,576    $ 63,132     $ 52,463    $ 46,373     $ 35,665
              interest capitalized in accordance
              with FASB #34 and interest on ESOP
              loan guarantee

            Capitalized interest                                                   2        1,372         272          538

            Amortization of deferred loan costs                      659         565          324         286          146

            Portion of rents representative of                    13,457      14,093       12,355      11,102        9,966
               interest factor

                                                            ---------------------------------------------------------------
                                             Fixed charges      $ 65,692    $ 77,792     $ 66,514    $ 58,033     $ 46,315
                                                            ===============================================================


            RATIO OF EARNINGS TO FIXED CHARGES                     9.58x       7.14x        8.57x       8.34x        9.09x
            ----------------------------------

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